UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Schedule 14A

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Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☐
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

Genie Energy Ltd.

__________________________________________________________________________

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

GENIE ENERGY LTD.
520 Broad Street
Newark, New Jersey 07102
(973) 438-3500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	11:00 a.m., Eastern Time, on Wednesday, May 11, 2022.
PLACE:	Genie Energy Ltd.’s offices at 520 Broad Street, 4th Floor, Newark, New Jersey 07102.
ITEMS OF BUSINESS:	1. To elect five directors, each for a term of one year. 2. To transact other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
RECORD DATE:	You can vote if you were a stockholder of record at 5:00 p.m. Eastern time on March 14, 2022.
PROXY VOTING:	You can vote either in person at the Annual Meeting or by proxy without attending the meeting. See details under the heading “How do I Vote?”
ANNUAL MEETING IN-PERSON ADMISSION:

If you were a stockholder of record as of March 14, 2022, a form of personal photo identification must be presented in order to be admitted to the Annual Stockholders Meeting along with a COVID-19 vaccination record card from the Centers for Disease Control and Prevention (“CDC”), or proof of a negative COVID-19 test result (PCR or antigen) from within 24 hours of the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other written proof of ownership as of March 14, 2022 with you to the Annual Stockholders Meeting, as well as a form of personal photo identification and a COVID-19 vaccination record card from the CDC or proof of a negative COVID-19 test result (PCR or antigen) from within 24 hours of the Annual Meeting.

The Company requests that any stockholder seeking to attend the Annual Stockholders Meeting in person first email the Company’s investor relations department at invest@genie.com to RSVP.

ANNUAL MEETING DIRECTIONS:	You may request directions to the Annual Meeting via email at invest@genie.com or by calling Genie Investor Relations at (973) 438-3848.

Important Notice Regarding the Availability of Proxy Materials for
the genie energy ltd. Stockholders Meeting to be Held on MAY 11, 2022:
The Notice of Annual Meeting and Proxy Statement and the 2021 Annual Report on Form 10-K are available at:

https://genie.com/investors/investor-relations/

BY ORDER OF THE BOARD OF DIRECTORS

Joyce Mason
Corporate Secretary

Newark, New Jersey
April 4, 2022

GENIE ENERGY LTD.
520 Broad Street
Newark, New Jersey 07102
(973) 438-3500

__________________________________

PROXY STATEMENT

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GENERAL INFORMATION

Introduction

This Proxy Statement is being furnished to the stockholders of record of Genie Energy Ltd., a Delaware corporation (the “Company” or “Genie”) as of 5:00 p.m. Eastern Time on March 14, 2022, in connection with the solicitation by the Company’s Board of Directors (the “Board of Directors”) of proxies for use in voting at the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Wednesday, May 11, 2022 at 11:00 a.m., Eastern Time, at Genie Energy Ltd.’s offices at 520 Broad Street, 4th Floor, Newark, New Jersey 07102. The shares of the Company’s Class A common stock, par value $0.01 per share (“Class A Common Stock”), Class B common stock, par value $0.01 per share (“Class B Common Stock”) and Series 2012-A Preferred Stock (“Preferred Stock”) present at the Annual Meeting or represented by the proxies received by Internet or mail (properly marked, dated and executed) and not revoked, will be voted at the Annual Meeting. This Proxy Statement is being mailed to the Company’s stockholders starting on or about April 8, 2022.

Solicitation and Voting Procedures

This solicitation of proxies is being made by the Company. The solicitation is being conducted by mail and by e-mail, and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and any reimbursements paid to brokerage firms and others for their expenses incurred in forwarding the solicitation materials regarding the Annual Meeting to the beneficial owners of the Company’s Class A Common Stock, Class B Common Stock and Preferred Stock. The Company may conduct further solicitations personally, by telephone or by facsimile through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

The Board of Directors has fixed 5:00 p.m. Eastern time on Monday, March 14, 2022 as the record date (the “Record Date”) for determining the holders of shares of Class A Common Stock, Class B Common Stock and Preferred Stock entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had 28,532,195 shares issued and outstanding and entitled to vote at the Annual Meeting, consisting of 1,574,326 shares of Class A Common Stock, 24,635,170 shares of Class B Common Stock and 2,322,699 shares of Preferred Stock.

Stockholders are entitled to three votes for each share of Class A Common Stock held by them and one-tenth of one vote for each share of Class B Common Stock and each share of Preferred Stock held by them. The holders of Class A Common Stock, Class B Common Stock and Preferred Stock will vote as a single body on all matters presented to the stockholders. There are no dissenters’ rights of appraisal in connection with any proposal.

How do I Vote?

You can vote either in person at the Annual Meeting or by proxy without attending the meeting.

Beneficial holders of the Company’s Class A Common Stock, Class B Common Stock and Preferred Stock, as of the close of business in New York, New York on the Record Date, whose stock is held of record by another party should receive voting instructions from their bank, broker or other holder of record. If a stockholder’s shares are held through a nominee and the stockholder wants to vote at the meeting, such stockholder must obtain a proxy from the nominee record holder authorizing such stockholder to vote at the Annual Meeting.

Stockholders of record should receive a paper copy of our proxy materials and may vote by following the instructions on the proxy card that is included with the proxy materials. As set forth on the proxy card, there are two convenient methods for holders of record to direct their vote by proxy without attending the Annual Meeting: via

Internet or by mail. To vote by Internet, visit www.voteproxy.com. To vote by mail, mark, date and sign the enclosed proxy card and return it in the postage-paid envelope provided. Holders of record may also vote by attending the Annual Meeting and voting by ballot. All shares for which a proxy has been duly executed and delivered (by Internet or mail) and not properly revoked prior to the meeting will be voted at the Annual Meeting. If a stockholder of record signs and returns a proxy card but does not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented at the Annual Meeting for consideration and if you have voted your shares by Internet or mail, the persons named as proxies will have the discretion to vote on those matters for you. On the date of filing this Proxy Statement with the Securities and Exchange Commission (the “SEC”), the Board of Directors did not know of any other matter to be raised at the Annual Meeting.

How Can I Change My Vote?

A stockholder of record can revoke his, her or its proxy at any time before it is voted at the Annual Meeting by delivering to the Company (to the attention of Joyce J. Mason, Esq., Corporate Secretary) a written notice of revocation or by executing a later-dated proxy by Internet or mail, or by attending the Annual Meeting and voting in person.

If your shares are held in the name of a bank, broker, or other nominee, you must obtain a proxy executed in your favor from the holder of record (that is, your bank, broker, or nominee) to be able to vote at the Annual Meeting.

What Constitutes a Quorum for the Meeting and What is the Vote Required for the Proposals?

The presence at the Annual Meeting of a majority of the voting power of the Company’s outstanding Class A Common Stock, Class B Common Stock and Preferred Stock (voting together), either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and any broker non-votes (i.e., votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners) will be counted as present or represented at the Annual Meeting for purposes of determining whether a quorum exists.

The affirmative vote of a majority of the voting power present (in person or by proxy) at the Annual Meeting and casting a vote on a Proposal will be required for the approval of the election of any director (Proposal No. 1). This means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” that nominee. Abstentions are not counted as votes “for” or “against” a nominee.

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange. In the event of a broker non-vote or an abstention with respect to any proposal coming before the Annual Meeting, the shares represented by the relevant proxy will not be deemed to be present and entitled to vote on those proposals for the purpose of determining the total number of shares of which a majority is required for adoption, having the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matters by reducing the total number of shares from which a majority is calculated.

If you are a beneficial owner whose shares are held of record by a broker, your broker does not have discretionary authority to vote on the election of directors or on any stockholder proposal or other matters raised at the Annual Meeting without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

How Many Votes Are Required to Approve Other Matters?

Unless otherwise required by law or the Company’s Bylaws, the affirmative vote of a majority of the voting power represented at the Annual Meeting and casting a vote on the matter will be required for other matters that may properly come before the meeting.

Stockholders Sharing the Same Address

We are sending only one copy of the Company’s 2021 Annual Report on Form 10-K and the Proxy Statement to stockholders of record who share the same last name and address, unless they have notified the Company that they want to continue to receive multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and printings and postage costs. However, if any stockholder residing at such address wishes to receive a separate Annual Report or Proxy Statement in the future, he or she may contact Joyce J. Mason, Esq., Corporate Secretary, Genie Energy Ltd., 520 Broad Street, Newark, New Jersey 07102, or by phone at (973) 438-3500, and we will promptly forward to such stockholder a separate Annual Report or Proxy Statement. The contact information above may also be used by members of the same household currently receiving multiple copies of the 2021 Annual Report and Proxy Statement in order to request that only one set of materials be sent in the future.

Fiscal Year

The Company’s fiscal year ends on December 31st of each calendar year.

CORPORATE GOVERNANCE

Introduction

The Company has in place a comprehensive corporate governance framework that reflects the corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, and the corporate governance-related listing requirements of the New York Stock Exchange.

In accordance with Sections 303A.09 and 303A.10 of the New York Stock Exchange Listed Company Manual, the Company has adopted a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics, the full texts of which are available for your review in the Governance section of our website at http://genie.com/governance.php and which also are available in print to any stockholder upon written request to the Corporate Secretary.

Director Independence

The Corporate Governance Guidelines adopted by the Board of Directors provide that a majority of the members of the Board of Directors, and each member of the Audit, Compensation, Corporate Governance and Nominating Committees, must meet the independence requirements set forth therein. The full text of the Corporate Governance Guidelines, including the independence requirements, is available for your review in the Governance section of our website at https://genie.com/investors/governance-documents/. For a director to be considered independent, the Board of Directors must determine that a director meets the Independent Director Qualification Standards set forth in the Corporate Governance Guidelines, which comply with the New York Stock Exchange definition of independent, and is free from any material relationship with the Company and its executive officers. The Board of Directors considers all relevant facts and circumstances known to it in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation or significant financial interest. In addition to considering all relevant information available to it, the Board of Directors uses the following categorical Independent Director Qualification Standards in determining the “independence” of its directors:

1.      During the past three years, the Company shall not have employed the director or, except in a non-officer capacity, any of the director’s immediate family members;

2.      During the past three years, the director shall not have received, and shall not have an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3.      (a) The director shall not be a current partner or employee of a firm that is the Company’s internal or external auditor, (b) the director shall not have an immediate family member who is a current partner of such firm, (c) the director shall not have an immediate family member who is a current employee of such firm and personally works on the Company’s audit, and (d) neither the director nor any of his or her immediate family members shall have been, within the last three years, a partner or employee of such firm and personally worked on the Company’s audit within that time;

4.      Neither the director, nor any of his or her immediate family members, shall be, or shall have been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation (or equivalent) committee; and

5.      The director shall not be a current employee and shall not have an immediate family member who is a current executive officer of a company (excluding tax-exempt organizations) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of (a) $1 million or (b) two percent of the consolidated gross revenues of such other company. The Corporate Governance Committee will review the materiality of such relationship to tax-exempt organizations to determine if such director qualifies as independent.

Based on the review and recommendation of the Corporate Governance Committee, the Board of Directors has determined that each of W. Wesley Perry, Alan Rosenthal and Allan Sass is independent in accordance with the Corporate Governance Guidelines and, thus, that a majority of the director nominees, and each member or nominee intended to become a member of the Audit, Compensation, Corporate Governance and Nominating Committees is independent.

The Corporate Governance Committee considered the following related person transaction between the Company and W. Wesley Perry in determining Mr. Perry’s independence: Mr. Perry held a 0.2% interest in the Company’s subsidiary, Genie Energy International Corporation (which he purchased in April 2010 for $400,000). On October 12, 2021, the Company issued Mr. Perry 36,591 shares of the Company’s Class B Common Stock in exchange for Mr. Perry’s 0.2% interest. The Corporate Governance Committee determined, after considering the significance and financial interest of the transaction, that the foregoing relationship was not a material relationship with the Company and would not impact Mr. Perry’s independence. The Corporate Governance Committee (with Mr. Perry abstaining), therefore, recommended that the Board of Directors determine that Mr. Perry be deemed independent in accordance with the Corporate Governance Guidelines. The Board of Directors (with Mr. Perry abstaining) accepted the Corporate Governance Committee’s recommendation.

As used herein, the term “non-employee director” shall mean any director who is not an employee of, or consultant to, the Company, and who is deemed to be independent by the Board of Directors. Therefore, Howard Jonas and Joyce Mason are not non-employee directors. None of the other non-employee directors or director nominees had any relationships with the Company that the Corporate Governance Committee was required to consider when reviewing independence.

Director Selection Process

The Nominating Committee will consider director candidates recommended by the Company’s stockholders. Stockholders may recommend director candidates by contacting the Chairman of the Board as provided under the heading “Director Communications.” The Nominating Committee considers candidates suggested by its members, other directors, senior management and stockholders in anticipation of upcoming elections and actual or expected board vacancies. All candidates, including those recommended by stockholders, are evaluated on the same basis in light of the entirety of their credentials and the needs of the Board of Directors and the Company. Of particular importance is the candidate’s wisdom, integrity, ability to make independent analytical inquiries, understanding of the business environment in which the Company operates, as well as his or her potential contribution to the diversity of the Board of Directors and his or her willingness to devote adequate time to fulfill duties as a director. Under “Proposal No. 1 — Election of Directors” below, we provide an overview of each nominee’s experience, qualifications, attributes and skills that led the Nominating Committee and the Board of Directors to determine that each nominee should serve as a Director.

Director Communications

Stockholders and other interested persons seeking to communicate directly with the Board of Directors, with the lead independent director (currently Mr. Perry), or the non-employee directors as a group, should submit their written comments c/o Lead Independent Director at our principal executive offices, Genie Energy Ltd., 520 Broad Street, Newark, New Jersey 07102. The lead independent director will review any such communication at the next regularly scheduled Board meeting unless, in his or her judgment, earlier communication to the Board is warranted. If a stockholder communication raises concerns about the ethical conduct of the Company or its management, it should be sent directly to our Corporate Secretary, Joyce J. Mason, Esq., at our principal executive offices, Genie Energy Ltd., 520 Broad Street, Newark, New Jersey 07102. The Corporate Secretary will promptly forward a copy of any such communication to the Chairman of the Audit Committee and, if appropriate, our Chairman of the Board, and take such actions as they deem necessary to ensure that the subject matter is addressed by the appropriate committee of the Board of Directors, by management and/or by the full Board of Directors.

The Corporate Secretary may filter out and disregard or re-direct (without providing a copy to the directors or advising them of the communication), or may otherwise handle at his or her discretion, any director communication that falls into any of the following categories:

•        Obscene materials;

•        Unsolicited marketing or advertising material or mass mailings;

•        Unsolicited newsletters, newspapers, magazines, books and publications;

•        Surveys and questionnaires;

•        Resumes and other forms of job inquiries;

•        Requests for business contacts or referrals;

•        Material that is threatening or illegal; or

•        Any communications or materials that are not in writing.

In addition, the Corporate Secretary may handle in her discretion any director communication that can be described as an “ordinary business matter.” Such matters include the following:

•        Routine questions, service and product complaints and comments that can be appropriately addressed by management; and

•        Routine invoices, bills, account statements and related communications that can be appropriately addressed by management.

BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

The Board of Directors held ten (10) meetings in 2021. In 2021, each of the Company’s directors attended or participated in 75% or more of the aggregate of (i) the total number of regularly scheduled meetings of the Board of Directors held during the period in which each such director served as a director and (ii) the total number of regularly scheduled meetings held by all committees of the Board of Directors during the period in which each such director served on such committees.

Directors are encouraged to attend the Company’s annual meetings of stockholders, and the Company generally schedules a meeting of the Board of Directors on the same date and at the same place as the annual meeting of stockholders. All of the members constituting the Board of Directors at the time of the 2021 Annual Meeting of Stockholders attended that meeting via video conference.

Board of Directors Leadership Structure and Risk Oversight Role

Howard S. Jonas has served as Chairman of the Board since the Company’s inception. From January 2014 until November 2017, he also served as Chief Executive Officer. On November 1, 2017, Michael Stein, who was then Chief Executive Officer of Genie Retail Energy, Inc. (GRE), was appointed as Chief Executive Officer of the Company. Howard S. Jonas remains Chairman of the Board, which is not an officer position, and continues to provide overall leadership to the Board of Directors in its oversight function. The risk management oversight roles of the Audit, Compensation and Corporate Governance Committees discussed below, each of which are comprised solely of independent directors, provide an appropriate and effective balance to the Chairman of the Board role.

Section 303A.03 of the New York Stock Exchange Listed Company Manual requires that the independent directors of the Company meet without management at regularly scheduled executive sessions. These executive sessions are held at every regularly scheduled meeting of the Board of Directors. W. Wesley Perry, an independent director and the “Lead Independent Director,” serves as the presiding director of these executive sessions and has served in that capacity since October 24, 2011. The Board of Directors determined that the role of Lead Independent Director was important to maintain a well-functioning Board of Directors that objectively assesses management’s proposals.

The Board of Directors and each of its committees conduct annual self-assessments to review and monitor their respective continued effectiveness.

As stated above, each of the Audit, Compensation and Corporate Governance Committees oversees certain aspects of risk management and reports its respective findings to the full Board of Directors on a quarterly basis, and as is otherwise needed. The Audit Committee is responsible for overseeing risk management of financial matters, financial reporting, the adequacy of the risk-related internal controls, internal investigations, and security risks, generally. The Compensation Committee oversees risks related to compensation policies and practices. The Corporate Governance Committee oversees our Corporate Governance Guidelines and governance-related risks, such as board independence, as well as senior management succession planning.

Board Committees

The Board of Directors established an Audit Committee, a Compensation Committee, a Corporate Governance Committee and a Nominating Committee.

Audit Committee

The Audit Committee consists of W. Wesley Perry (Chairman), Alan Rosenthal and Allan Sass, and is responsible for, among other things, the appointment, compensation, removal and oversight of the work of the Company’s independent registered public accounting firm. The Audit Committee also oversees management’s performance of its responsibility for the integrity of the Company’s accounting and financial reporting and its systems of internal controls, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee operates under a written Audit Committee charter adopted by the Board of Directors, which can be found in the Governance section of our web site, https://genie.com/investors/governance/, and is also available in print to any stockholder upon request to the Corporate Secretary. The Audit Committee held four (4) meetings during 2021. The Board of Directors, upon recommendation of the Corporate Governance Committee, has determined that (i) all of the members of the Audit Committee are independent within the meaning of the Section 303A.07(b) and Section 303A.02 of the New York Stock Exchange Listed Company Manual and Rule 10A-3(b) under the Securities Exchange Act of 1934, and (ii) that Mr. Perry qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Compensation Committee is responsible for, among other things, reviewing, evaluating and approving all compensation arrangements for the executive officers of the Company, evaluating the performance of executive officers, administering the Company’s 2011 and 2021 Stock Option and Incentive Plans, and recommending to the Board of Directors the compensation for Board members, such as retainers, committee and other fees, stock option, restricted stock and other stock awards, and other similar compensation as deemed appropriate. The Compensation Committee confers with the Company’s executive officers when making the above determinations. The Compensation Committee currently consists of Messrs. Rosenthal (Chairman) and Perry. The Compensation Committee held six (6) meetings during 2021. The Compensation Committee operates under a written charter adopted by the Board of Directors, which can be found in the Governance section of our web site, https://genie.com/investors/governance/, and which is also available in print to any stockholder upon request to the Corporate Secretary. The Board of Directors, upon recommendation of the Corporate Governance Committee, has determined that both of the members of the Compensation Committee are independent within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual and the categorical standards set forth above.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has served as an officer or employee of the Company or has any relationship with the Company that is required to be disclosed under the heading “Related Person Transactions.” No executive officer of the Company served or serves on the compensation committee (or other board committee performing equivalent functions) of any company that employed or employs as an executive officer any member of the Company’s Compensation Committee.

Corporate Governance Committee

The Corporate Governance Committee is responsible for, among other things, reviewing and reporting to the Board of Directors on matters involving relationships among the Board of Directors, the stockholders and senior management. The Corporate Governance Committee (i) reviews the Corporate Governance Guidelines and other policies and governing documents of the Company and recommends revisions as appropriate, (ii) reviews any potential conflicts of interests of independent directors, (iii) reviews and monitors related person transactions, (iv) oversees the self-evaluations of the Board of Directors, the Audit Committee and the Compensation Committee and (v) reviews and determines director independence, and makes recommendations to the Board of Directors regarding director independence. The Corporate Governance Committee currently consists of Messrs. Rosenthal (Chairman), Perry and Sass. The Corporate Governance Committee held six (6) meetings in 2021. The Corporate Governance Committee operates under a written charter adopted by the Board of Directors, which can be found in the Governance section of our web site, https://genie.com/investors/governance/, and which is also available in print to any stockholder upon request to the Corporate Secretary. The Board of Directors, upon recommendation of the Corporate Governance Committee, has determined that all of the members of the Corporate Governance Committee are independent within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual and the categorical standards set forth above.

Nominating Committee

The Nominating Committee is responsible for overseeing nominations to the Board of Directors, including: (i) developing the criteria and qualifications for membership on the Board of Directors, (ii) recommending candidates to fill new or vacant positions on the Board of Directors, and (iii) conducting appropriate inquiries into the backgrounds of potential candidates. A summary of new director qualifications can be found under the heading “Director Selection Process.” The Nominating Committee currently consists of W. Wesley Perry (Chairman) and Alan Rosenthal. W. Wesley Perry and Alan Rosenthal are independent in accordance with Section 303A.02 of the New York Stock Exchange Listed Company Manual. The Nominating Committee operates under a written charter adopted by the Board of Directors, which can be found in the Governance section of our web site, https://genie.com/investors/governance/, and which is also available in print to any stockholder upon request to the Corporate Secretary. The Nominating Committee held one (1) meeting during 2021.

2021 COMPENSATION FOR INDEPENDENT DIRECTORS

Annual compensation for independent directors for 2021 was comprised of equity compensation, consisting of awards of restricted shares of Class B Common Stock, and cash compensation. Each of these components is described in more detail below.

Director Equity Grants

Pursuant to the Company’s 2021 Stock Option and Incentive Plan, which we refer to as the 2021 Plan, each independent director of the Company who is deemed to be independent will receive, on each January 5th (or the next business day thereafter), an annual grant of 2,920 restricted shares of our Class B Common Stock, which will vest in full immediately upon grant. A new director who becomes a member of the Board of Directors during the course of the calendar year receives an automatic grant on the date that he or she becomes a director in the amount specified above, pro-rated based on the calendar quarter of the year in which such person becomes a director. The stock is granted on a going forward basis, before the director completes his or her service for the calendar year. All such grants of stock to directors are subject to certain terms and conditions described in the 2021 Plan, as may be amended and restated from time to time.

Director Board Retainers

Each independent director of the Company who is deemed to be independent and who attends at least 75% of the regularly scheduled meetings of the Board of Directors and committees of which he or she is a member during a calendar year will receive an annual cash retainer of $50,000 (in addition to the 2,920 shares of Class B Common Stock). Such payment will be made in January of the calendar year following attendance of at least 75% of the regularly scheduled Board of Directors and committee meetings during the preceding year, and is pro-rated, based on the number of quarters in the relevant year that the director serves, for independent directors who join the Board of Directors or depart from the Board of Directors during the prior year, if such director attended 75% of the regularly scheduled Board of Directors and committee meetings for the period when he or she was a director. Each independent director has the option to receive any or all of the $50,000 cash component of the retainer in the form of fully vested restricted shares of Class B Common Stock, the value of which shall be based on the average of the high and low price of the Company’s Class B Common Stock on the trading date immediately prior to the grant.

The Company’s Chief Executive Officer may, in his discretion, waive the requirement of 75% attendance by an independent director to receive the annual cash retainer in the case of mitigating circumstances. There is no additional compensation for serving on a committee as a committee chair, for the Lead Independent Director or for the Audit Committee Financial Expert.

2021 Director Compensation Table

The following table lists the 2021 compensation for each person who served as an independent director during 2021 and Mr. Courter, who is not an independent director of the Company and serves as a paid consultant to the Company. Mr. Courter, who served as a director through May 12, 2021 and has served as a non-voting ex-officio director since that date, did not receive any compensation for his service as a director. Howard S. Jonas’ compensation is included in the Related Person Transaction section of this Proxy Statement and is compensated as Chairman, which is not an officer position.

Name	Dates of Board Service During 2021	Fees Earned or Paid in Cash(1) ($)	Fees Earned or Paid in Stock(2) ($)		Stock Awards ($)		All Other Compensation ($)		Total ($)
W. Wesley Perry	01/01/2021 – 12/31/2021	$—	$50,000	(3)	$21,141	(4)	$—		$71,141
Alan Rosenthal	01/01/2021 – 12/31/2021	$50,000	$—		$21,141	(4)	$—		$71,141
Allan Sass	01/01/2021 – 12/31/2021	$50,000	$—		$21,141	(4)	$—		$71,141
James A. Courter	01/01/2021 – 5/12/2021	$—	$—		$—		$125,000	(5)	$125,000

____________

(1)       Represents the annual cash portion of the Board of Directors retainer paid in 2021.

(2)       Represents the annual Class B Common Stock portion of the Board of Directors retainer paid in 2021 in lieu of the $50,000 annual cash retainer.

(3)       Mr. Perry chose to receive 6,906 shares of Class B Common Stock at a price of $7.24 per share in lieu of the $50,000 annual cash retainer.

(4)       Represents the grant date fair value of an award of 2,920 shares of the Company’s Class B Common Stock on January 5, 2021, computed in accordance with FASB ACS Topic 718R.

(5)       Reflects $125,000 paid by the Company to Mr. Courter for consulting fees. Mr. Courter did not receive any compensation for his service as a director.

Independent directors held the following shares of the Company’s Class B Common Stock granted for director service, and the following options to purchase shares of Class B Common Stock of the Company, as of December 31, 2021:

Name	Class B Common Stock	Options to Purchase Class B Common Stock
W. Wesley Perry	67,000	—
Alan Rosenthal	29,930	—
Allan Sass	29,930	—

RELATED PERSON TRANSACTIONS

Review of Related Person Transactions

The Board of Directors has adopted a Statement of Policy with respect to Related Person Transactions, which is administered by the Corporate Governance Committee. This policy covers any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a Related Person has a direct or indirect material interest, as well as transactions which, despite not meeting the quantitative criteria set forth above, might otherwise be material to investors based on qualitative factors, as determined by the Corporate Governance Committee with input from the Company’s management and advisors. Related Persons include directors, director nominees, executive officers, any beneficial holder of more than 5% of any class of the Company’s voting securities, and any immediate family member of any of the foregoing persons. Transactions that fall within this definition are considered by the Corporate Governance Committee for approval or other action. Based on its consideration of all of the relevant facts and circumstances, the Corporate Governance Committee is tasked with determining whether or not to approve such transactions and will approve only those transactions that are in the best interests of the Company and its stockholders. If the Company becomes aware of an existing Related Person Transaction that has not been approved under this Policy, the matter will be referred to the Corporate Governance Committee. The Corporate Governance Committee will evaluate all options available, including approval, revision or termination of such transaction.

Transactions with Related Persons, Promoters and Certain Control Persons

All of the following Related Person Transactions were approved in accordance with the policy described above:

The Transition Services Agreement between Genie Energy Ltd. and IDT Corporation, dated October 28, 2011 (the “TSA”), pursuant to which IDT, for which Howard Jonas serves as Chairman of the Board, continues to provide certain services, including, but not limited to, relating to human resources, employee benefits administration, finance, accounting, tax, internal audit, facilities, investor relations and legal. Trusts for the benefit of Howard Jonas and his children, if aggregated together, own a controlling interest in each of Genie and IDT. Additionally, under the same agreement, Genie provides specified administrative services to certain of IDT’s foreign subsidiaries. Furthermore, IDT granted us a license to use the IDT and IDT Energy names for our retail energy provider (REP) business. IDT charged Genie a total of $1,172,072, including charges from net2phone, a subsidiary of IDT, of $31,728 for services provided pursuant to the TSA during 2021. Genie charged IDT for certain payroll allocations in the aggregate amount of $134,460 during 2021. As of December 31, 2021, Genie owed IDT $551,000 (including $2,000 owed to net2Phone), and IDT owed Genie $19,000.

The Company leases office space at 520 Broad Street, Newark, NJ from Rafael Holdings, Inc. (“Rafael”), a company whose Chairman is Howard Jonas, the Company’s Chairman of the Board. Trusts for the benefit of Howard Jonas and his children, if aggregated together, own a controlling interest in Rafael and the Company. Genie receives certain connectivity and other services from Rafael, for which it paid Rafael a total of $247,000 during Fiscal 2021. Rafael charges the Company $26.21 per square foot annually for approximately 8,631 square feet of space. As of December 31, 2021, Genie owed Rafael $0.

On December 7, 2020, the Company entered into a Securities Purchase Agreement (“SPA”) for the purchase of 218,245 shares of the Rafael’s Class B Common Stock at a price per share of $22.91 (which was the closing price for the Class B Common Stock on the New York Stock Exchange on December 4, 2020, the trading day immediately preceding the date of the SPA) for a purchase price of $5 million. In connection with the purchases, the Company was granted warrants to purchase twenty percent (20%) of the shares of Class B Common Stock purchased by the Company, which warrants had an exercise price of $22.91 per share and were exercised by the Company in full for a total exercise price of $1.0 million.

On May 12, 2021, the Company granted Michael Stein, the Company’s Chief Executive Officer, 2.5% profit-sharing contractual rights in the 2021 net cash flow of Citycom Essential Services Inc., a subsidiary of the Company (“Citycom”). On March 8, 2022, the Company granted Mr. Stein, a 2.5% profit-sharing contractual rights in the 2022 net cash flow of Citycom.

On September 17, 2021, the Company granted to each of Howard Jonas and Michael Stein, the Company’s Chief Executive Officer, 80,398 shares of the Company’s Class B Common Stock in exchange for a previously granted membership interest in Genie Retail Energy International, LLC, a subsidiary of the Company.

On October 12, 2021, the Company issued W. Wesley Perry, a director of the Company, 36,591 shares of the Company’s Class B Common Stock in exchange for Mr. Perry’s 0.2% minority interest in Genie Energy International Corporation, a direct subsidiary of the Company that holds the Company’s operating businesses.

On February 7, 2022, the Company granted to each of Howard Jonas and Michael Stein a 1.5% membership interest in Genie Ventures, LLC, a subsidiary of the Company.

Howard S. Jonas, Chairman of the Board, is the father-in-law to Michael Stein, the Company’s Chief Executive Officer. Mr. Jonas’ total compensation for 2021 was $1,249,769, which included a base salary of $200,769, a bonus of $325,000, $724,000 representing the value of the grant to Mr. Jonas of 100,000 restricted shares of Class B Common Stock of which 33,334 shares vested on January 5, 2022 and 33,333 shares shall vest on each of January 5, 2023 and January 5, 2024.

On February 11, 2021, Mr. Jonas was awarded 110,000 Deferred Stock Units (“DSUs”). The DSUs entitled Mr. Jonas to receive (i) one share of Class B Common Stock on the business day following the date our Class B Common Stock has a 30 trading day average closing price of $9.04 or greater, and (i) one share of Class B Common Stock on the business day following the date our Class B Common Stock has a 30 trading day average closing price of $10.84 or greater. The DSUs expired on February 10, 2022 without the condition being satisfied and no shares of Class B Common Stock were issued. The DSUs provided that any shares granted on satisfaction of the condition would be restricted from transfer and subject to forfeiture upon termination of employment, with the restrictions lapsing ratably over a three year period, commencing on the first anniversary of the restricted stock grant date.

On February 11, 2022, Mr. Jonas received another grant of 110,000 DSUs with the same market triggers, terms and conditions as the DSUs granted on February 11, 2021, as described above with such DSUs expiring on February 10, 2023.

Michael Stein, the Company’s Chief Executive Officer, is the son-in-law of Howard Jonas. Mr. Stein’s total compensation during 2021 is set forth in the Summary Compensation Table, including disclosure regarding the Upside Equity Incentive Program, which expired on February 10, 2022, under which a grant of 90,000 DSUs was awarded to Mr. Stein, which triggers grants of restricted shares of Class B Common Stock upon satisfaction of certain stock price triggers. On February 11, 2022, Mr. Stein received another grant of 90,000 DSUs with the same market triggers, terms and conditions as the DSUs granted in February 2021 with such DSUs expiring on February 10, 2023.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Class A Common Stock, Class B Common Stock and Preferred Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Class A Common Stock, the Class B Common Stock or the Preferred Stock of the Company, (ii) each of the Company’s directors, director nominees, and the Named Executive Officers, and (iii) all directors (including the ex-officio director), director nominees, Named Executive Officers and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, to the best of the Company’s knowledge, the persons named in the table have sole voting and investing power with respect to all shares indicated as being beneficially owned by them.

Unless otherwise noted, the security ownership information provided below is given as of April 1, 2022, and all shares are owned directly. Percentage ownership information is based on the following amount of outstanding shares: 1,574,326 shares of Class A Common Stock, 24,635,170 shares of Class B Common Stock and 2,322,699 shares of Preferred Stock. In computing the number of shares of Class B Common Stock beneficially owned by a person and the percentage ownership of that person, we considered shares of Class B Common Stock subject to options or deferred stock units held by that person that are currently exercisable or exercisable within sixty days of April 1, 2021.

Name	Number of Shares of Class A Common Stock	Percentage of Ownership of Class A Common Stock	Number of Shares of Class B Common Stock		Percentage of Ownership of Class B Common Stock	Number of Shares of Preferred Stock	Percentage of Ownership of Preferred Stock	Percentage of Aggregate Voting Power δ
Howard S. Jonas 520 Broad Street Newark, NJ 07102			3,547,561	(1)	13.6%	—	—	2.9%
The Liora Jonas Stein 2020 Florida Trust 9477 Westover Club Circle Windermere, FL 34786	196,791	12.5%	443,631		1.8%	—	—	8.6%
The Michael Jonas 2020 New Jersey Trust 20 Constitution Court East Brunswick, NJ 08816	196,791	12.5%	443,631		1.8%	—	—	8.6%
The Miriam Jonas 2020 New Jersey Trust 88 Crescent Avenue Passaic, NJ 07055	196,791	12.5%	443,631		1.8%	—	—	8.6%
The Samuel Jonas 2020 New Jersey Trust 53 Copley Avenue Teaneck, NJ 07666	196,791	12.5%	443,631		1.8%	—	—	8.6%
The Jonathan Jonas 2020 South Dakota Trust 330 South Poplar Avenue, Suite 103 Pierre, SD 57501	196,791	12.5%	443,631		1.8%	—	—	8.6%
The Joseph Jonas 2020 Alaska Trust 3000 A Street, Suite 200 Anchorage, AK 99503	196,791	12.5%	443,631		1.8%	—	—	8.6%
The Rachel Jonas 2020 Nevada Trust 4465 South Jones Boulevard Las Vegas, NV 89103	196,790	12.5%	443,631		1.8%	—	—	8.6%
The Tamar Jonas 2020 Nevada Trust 1840 East Springs Road, Suite 105 Las Vegas, NV 89119	196,790	12.5%	443,631		1.8%	—	—	8.6%

Name	Number of Shares of Class A Common Stock	Percentage of Ownership of Class A Common Stock	Number of Shares of Class B Common Stock		Percentage of Ownership of Class B Common Stock	Number of Shares of Preferred Stock		Percentage of Ownership of Preferred Stock	Percentage of Aggregate Voting Power δ
Avi Goldin			100,836	(2)	*	300	(3)	*	*
Michael Stein			366,454	(4)	1.5%	—		—	*
James A. Courter			343,632		1.3%	—		—	*
Joyce Mason			22,994	(5)	*	—		—	*
W. Wesley Perry			155,030	(6)	*	—		—	*
Alan Rosenthal			56,083	(7)	*	—		—	*
Allan Sass			32,850		*	6,000		*	*
All directors, Named Executive Officers and executive officers as a group (8 persons)			4,625,440	(8)	17.8%	6,300		*	4.4%

____________

*        Less than 1%.

δ          Voting power represents combined voting power of our Class A Common Stock (three votes per share) and our Class B Common Stock and Preferred Stock (one-tenth of one vote per share). Excludes stock options.

(1)      Consists of (a) 113,732 shares of the Company’s Class B Common Stock held by Mr. Howard Jonas directly, (b) 66,666 restricted shares of Class B Common Stock held by Mr. Howard Jonas directly, (c) 1,000,156 shares of Class B Common Stock held by the HSJ 2020 IDT Annuity Trust, (d) 625,065 shares of Class B Common Stock held by the HSJ 2020 Genie Annuity Trust, (e) 85,489 shares of Class B Common Stock held by the HSJ 2019 Remainder Trust, (f) 1,556 shares of the Company’s Class B Common Stock beneficially owned by a custodial account for the benefit of a child of Mr. Howard Jonas (of which Mr. Howard Jonas is the custodian), (g) 275,047 shares of Class B Common Stock owned by the Jonas Foundation, (h) options to purchase 331,632 shares of the Company’s Class B Common Stock held by Mr. Howard Jonas directly, which are currently exercisable and (i) warrants to purchase 1,048,218 shares of Class B Common Stock at $4.77 per share, which shall expire on June 8, 2023. Does not include (i) an aggregate of 7,386,262 shares of the Company’s Class B Common Stock beneficially owned by trusts for the benefit of the children of Mr. Howard Jonas, as Mr. Howard Jonas does not exercise or share investment control of these shares, (ii) 375,033 shares of the Company’s Class B Common Stock owned by the Howard S. & Deborah Jonas Foundation, as Mr. Howard Jonas does not beneficially own these shares, (iii) 568,088 shares of the Company’s Class B Common Stock owned by the 2012 Jonas Family, LLC (Mr. Howard Jonas holds a minority equity interest in such entity), (iv) 258 ordinary shares of Israel Energy Initiatives, Ltd. (“IEI”) held by Mr. Howard Jonas, (v) 346 ordinary shares of Afek Oil & Gas, Ltd. (“Afek”) held by Mr. Howard Jonas, (vii) 290 shares of common stock of Genie Mongolia, Inc. (“GMI”) held by Mr. Howard Jonas, (viii) 1.5% equity interest in Genie Energy Services, LLC (“GES”) held by Mr. Howard Jonas and (ix) 1.5% equity interest in Genie Ventures, LLC held by Mr. Howard Jonas. Under the terms of the grant instruments, Mr. Howard Jonas has the right, under certain circumstances, to convert vested shares of stock of IEI, Afek and GMI into shares of the Company’s Class B Common Stock.

(2)      Consists of (a) 54,796 shares of the Company’s Class B Common Stock held by Mr. Goldin directly, (b) 43,740 restricted shares of Class B Common Stock held by Mr. Goldin directly, (c) 1,900 shares of the Company’s Class B Common Stock held by Mr. Goldin in his Individual Retirement Account and (d) 400 shares of Class B Common Stock held in Mr. Goldin’s wife’s 401(k) account. Does not include (i) 103 ordinary shares of IEI held by Mr. Goldin, (ii) 115 ordinary shares of Afek held by Mr. Goldin, (iii) 116 shares of common stock of GMI held by Mr. Goldin, (iv) 7.5 shares of restricted Class B common stock of CityCom Essential Services, Inc. (“CityCom”) held by Mr. Goldin and (v) .5% equity interest in Genie Ventures, LLC held by Mr. Goldin. Under the terms of the grant documents, Mr. Goldin has the right, under certain circumstances, to convert vested shares of stock of IEI, Afek and GMI into shares of the Company’s Class B Common Stock.

(3)      Consists of Preferred Stock held in Mr. Goldin’s wife’s 401(k) account.

(4)      Consists of (a) 260,002 shares of the Company’s Class B Common Stock held by Mr. Stein directly, (b) 104,896 of restricted shares of Class B Common Stock, and (c) 1,556 shares of the Company’s Class B Common Stock held by Mr. Stein’s wife. Does not include (i) 35 shares of restricted Class B common stock of CityCom held by Mr. Stein, (ii) 1.5% equity interest GES held by Mr. Stein and (iii) 1.5% equity interest in Genie Ventures, LLC held by Mr. Stein.

(5)      Consists of 18,012 shares of Class B Common Stock held by Ms. Mason directly and 4,982 shares of Class B Common Stock held by Ms. Mason’s husband.

(6)      Consists of (a) 59,072 shares of Class B Common Stock held by Mr. Perry directly, (b) 87,625 shares of Class B Common Stock held jointly by Mr. Perry and his wife, and (c) 8,333 shares of Class B Common Stock held indirectly in Mr. Perry’s 401(k) account.

(7)      Consists of (a) 33,083 shares of the Company’s Class B Common Stock held by Mr. Rosenthal directly, (b) 2,500 shares of the Company’s Class B Common Stock held by Mr. Rosenthal in his Individual Retirement Account, (c) 17,500 shares of the Company’s Class B Common Stock held in the Endodontic Associates Retirement Account and (d) 3,000 shares of the Company’s Class B Common Stock held by Mr. Rosenthal in three accounts (1,000 shares each) for his three children.

(8)      Consists of the shares, options and warrants set forth above with respect to the Named Executive Officers, executive officers, and directors and director nominees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the securities laws of the United States, the Company’s directors, executive officers, and any persons holding more than ten percent or more of a registered class of the Company’s equity securities are required to file reports of ownership and changes in ownership, on a timely basis, with the SEC and the New York Stock Exchange. Based on material provided to the Company, the Company believes that all such required reports were filed on a timely basis in 2021.

EXECUTIVE COMPENSATION

EMPLOYMENT AGREEMENTS

On November 4, 2020, the Company entered into the Third Amended and Restated Employment Agreement (the “Goldin Employment Agreement”) with Mr. Goldin to be effective as of January 1, 2021. Pursuant to the Goldin Employment Agreement, Mr. Goldin is paid an annual base salary of $400,000 to serve as the Chief Financial Officer of the Company and shall receive a guaranteed annual bonus of $140,000. In addition, Mr. Goldin is eligible to receive a discretionary bonus of $130,000.

The Goldin Employment Agreement has a three year term and shall automatically be renewed or extended for additional one-year periods unless, not later than ninety (90) days prior to any such expiration, the Company or Mr. Goldin shall have notified the other party in writing that such renewal extension shall not take effect. During the term of the agreement, Mr. Goldin is eligible to participate in the Company’s benefit plans as well as the Company’s 401(k) savings plan.

Should Mr. Goldin’s employment be terminated due to his death or disability, as defined in the Goldin Employment Agreement, Mr. Goldin (or, in the event of his death, his estate) shall receive any accrued or vested compensation, including salary and bonus(es), reimbursement for unpaid and approved business expenses through the date of termination.

If Mr. Goldin is terminated by the Company for “cause” or if Mr. Goldin resigns without “good reason”, Mr. Goldin shall be entitled to receive accrued or vested compensation, including salary and guaranteed bonus, and to be reimbursed for unpaid and approved business expenses, through the date of termination.

If the Company terminates Mr. Goldin without “cause”, or if Mr. Goldin resigns for “good reason” (which includes, among other things, a “change of control” of the Company, as defined in the agreement), the Company, subject to Mr. Goldin’s execution and delivery of the Company’s standard release agreement, shall pay to Mr. Goldin all accrued or vested compensation, including salary, guaranteed bonus, and discretionary bonus, and reimburse Mr. Goldin for unpaid and approved business expenses, through the date of termination, as well as a severance payment (the “Non-Cause Severance Payment”) equal to Mr. Goldin’s annual base salary plus the greater of (i) the amount Mr. Goldin would be entitled to under Company policy in effect at the time of termination, and (ii) Mr. Goldin’s annual base salary plus his guaranteed bonus plus discretionary bonus for the number of months equal to eighteen plus two weeks for each full year of employment of Mr. Goldin with the Company or its affiliates subsequent to January 1, 2021 (the “Minimum Severance Period”). In addition, subject to Mr. Goldin’s execution and delivery of the Company’s standard release agreement, all awards theretofore granted to Mr. Goldin under the Company’s incentive plans shall continue to vest (and the restrictions thereon lapse) on their then existing schedule. These payments shall be paid over the period of time covered thereby on the Company’s regularly scheduled payroll payment dates.

If Mr. Goldin resigns due to a CEO Change, subject to Mr. Goldin’s execution and delivery of the Company’s standard release agreement, the Company shall pay to Mr. Goldin a severance payment equal to the greater of (i) the amount Mr. Goldin would be entitled to under Company policy in effect at the time of termination, and (ii) Mr. Goldin’s annual base salary plus his guaranteed bonus for a period of twelve months.

If upon expiration of the term, and in the event the Company shall have notified Mr. Goldin in writing that the automatic renewal extension should not take effect, the Company, subject to Mr. Goldin’s execution and delivery of the Company’s standard release agreement, shall pay to Mr. Goldin all accrued or vested compensation, including salary, commission, guaranteed bonus and discretionary bonus, and reimburse Mr. Goldin for unpaid and approved business expenses, through the date of termination, as well as a severance payment equal to the greater of (i) the amount Mr. Goldin would be entitled to under Company policy applicable to management employees in effect at the time of termination, and (ii) Mr. Goldin’s annual base salary plus his guaranteed bonus and discretionary bonus (at the rates in effect on the date of termination) for the Minimum Severance Period. In addition, subject to Mr. Goldin’s execution and delivery of the Company’s standard release agreement, all awards theretofore granted to Mr. Goldin under the Company’s incentive plans shall continue to vest (and the restrictions thereon lapse) on their then existing schedule through the end of the Minimum Severance Period. These payments shall be paid over the period of time covered thereby on the Company’s regularly scheduled payroll payment dates.

The agreement defines “cause” as: (i) Mr. Goldin’s indictment or conviction for the commission of an act or acts constituting a felony under the laws of the United States or any State thereof; (ii) Mr. Goldin’s commission of fraud, embezzlement or gross negligence; (iii) Mr. Goldin’s willful or continued failure to perform an act permitted by the Company’s rules, policies or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics that is within his material duties under the Goldin Employment Agreement (other than by reason of physical or mental illness or disability) or directives of the Board, or material breach of the terms of the Goldin Employment Agreement or of his non-disclosure and non-competition conditions, in each case, after written notice has been delivered to Mr. Goldin by the Company, and Mr. Goldin’s failure to substantially perform his duties or breach is not cured within fifteen (15) business days after such notice has been given to Mr. Goldin; (iv) any misrepresentation by Mr. Goldin of a material fact to or concealment by Mr. Goldin of a material fact from the Company’s Board, Chairman of the Board, Chief Executive Officer and/or general counsel; or (v) any material violation of the Company’s rules, policies or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics.

The agreement, defines “good reason” as: (i) the Company’s failure to perform its material duties under the Goldin Employment Agreement, which failure has not been cured by the Company within fifteen (15) days of its receipt of written notice thereof from Mr. Goldin; (ii) a reduction by the Company (without the consent of Mr. Goldin, which consent may be revoked at any time) in Mr. Goldin’s annual base salary, or substantial reduction in the other benefits provided to Mr. Goldin; (iii) the assignment to Mr. Goldin of duties inconsistent with Mr. Goldin’s status as a senior executive officer of the Company or the designation by the Company of Mr. Goldin to any position or capacity other than (A) Chief Financial Officer of the Company, (B) Chief Financial Officer of one of the Company’s subsidiaries, or (C) Chief Operating Officer of the Company; (iv) the relocation of Mr. Goldin’s principal place of employment to a location more than thirty-five (35) miles from its current Newark, New Jersey location or outside of the New York City metropolitan areas; (v) the assignment of duties inconsistent with the Company’s rules, policies or procedures, including without limitation, the Company’s Code of Business Conduct and Ethics; (vi) any purported termination of Mr. Goldin s employment not in accordance with the terms of the Goldin Employment Agreement; or (vii) any “Change in Control” of the Company. A “Change in Control” is defined as: if (A) any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended), other than Howard Jonas, members of his immediate family, his affiliates, trusts or private foundations established by or on his behalf, and the heirs, executors or administrators of Howard Jonas, shall acquire in one or a series of transactions, whether through sale of stock or merger, voting securities representing more than 50% of the voting power of all outstanding voting securities of the Company or any successor entity of the Company, or (B) the stockholders of the Company shall approve a complete liquidation or dissolution of the Company.

The agreement, defines “CEO Change” as: the appointment as Chief Executive Officer of the Company any person other than, Michael Stein, Howard Jonas, the Employee or any person that is affiliated with the holders of the Class B Common Stock of the Company.

The Company does not have an employment agreement with Michael Stein.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Avi Goldin, the Company’s Chief Financial Officer, is entitled under his employment agreement to payments upon termination. The discussion below is based on the employment agreement in effect as of December 31, 2021.

In the event Mr. Goldin’s employment is terminated due to his death or disability, Mr. Goldin (or, in the event of his death, his estate) shall be entitled to receive any accrued or vested compensation, including salary, commission, bonus(es), reimbursement for unpaid and approved business expenses through the date of termination. If Mr. Goldin is terminated by the Company for cause or if Mr. Goldin resigns without good reason, Mr. Goldin shall be entitled to receive accrued or vested compensation, including salary, commission, and bonus(es), and to be reimbursed for unpaid and approved business expenses, through the date of termination. If the Company terminates Mr. Goldin without cause, or if Mr. Goldin resigns for good reason, (i) Mr. Goldin shall be paid all accrued or vested compensation, including salary, commission, and bonus(es), and shall be reimbursed for unpaid and approved business expenses, through the date of termination, as well as a severance payment equal to the greater of (i) the amount Mr. Goldin would be entitled to under Company policy applicable to management employees in effect at the time of termination, or (ii) Mr. Goldin’s annual base salary plus the greater of his target bonus (at the rates in effect on the date of termination) and the actual bonus paid to Mr. Goldin in the year of the term preceding termination for the remainder of the term, but in no event less than a 12-month period plus one month for each full year of employment of Mr. Goldin with the Company or its affiliates subsequent to January 1, 2015 (the “Minimum Severance Period”). In addition, subject to Mr. Goldin’s execution and delivery of the Company’s standard release agreement, all awards theretofore granted to Mr. Goldin under the Company’s incentive plans shall continue to vest (and the restrictions thereon lapse) on their then existing schedule. These payments shall be paid over the period of time covered thereby on the Company’s regularly scheduled payroll payment dates.

If the Company does not extend the term of the Goldin Employment Agreement, (i) Mr. Goldin shall be paid all accrued or vested compensation, including salary, commission, and bonus(es), and shall be reimbursed for unpaid and approved business expenses, through the date of termination, as well as a severance payment equal to the greater of (i) the amount Mr. Goldin would be entitled to under Company policy applicable to management employees in effect at the time of termination, or (ii) Mr. Goldin’s base salary plus his target bonus (at the rates in effect on the date of termination) for the Minimum Severance Period. In addition, subject to Mr. Goldin’s execution and delivery of the Company’s standard release agreement, all awards theretofore granted to Mr. Goldin under the Company’s incentive plans shall continue to vest (and the restrictions thereon lapse) on their then existing schedule. These payments shall be paid over the period of time covered thereby on the Company’s regularly scheduled payroll payment dates.

Please see the section above entitled “Employment Agreements” for more details on these payments and the employment agreements of these executive officers, generally.

The following table and related footnote describe and quantify the amount of post-termination payments that would be payable to each of the Named Executive Officers of the Company who have employment agreements in the event of termination of such Named Executive Officer’s employment as of December 31, 2021 under various employment-related scenarios pursuant to the employment Agreements entered into with each of the Named Executive Officers set forth in the table below utilizing a per share stock price of $5.57, the closing market price of the Company’s Class B Common Stock on December 31, 2021, the last trading day of 2021. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those presented in the following table. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the Named Executive Officer’s age.

Name	Benefit ($)	Death ($)	Disability ($)	By Company w/o Cause ($)	By Company w/ Cause ($)	By NEO w/o Good Reason ($)	By NEO w/ Good Reason ($)	CEO Change ($)
Avi Goldin	Severance	—	—	1,216,250	—	—	1,216,250	540,000
	Restricted Stock	—	—	—	—	—	—
	Stock Options	—	—	—	—	—	—

EXECUTIVE COMPENSATION TABLES

The table below summarizes the total compensation paid or awarded to our Named Executive Officers by the Company for services performed during 2021.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(2)	All other Compensation ($)		Total ($)
Michael Stein Chief Executive Officer	Fiscal 2021	$450,000	$450,000	$—	(3)	—	$19,383	(4)	$919,383
	Fiscal 2020	$365,384	$500,000	$1,312,249	(5)	—	$27,724	(6)	$2,205,357
Avi Goldin Chief Financial Officer	Fiscal 2021	$399,231	$330,000	$255,000	(7)	—	$15,030	(8)	$999,261
	Fiscal 2020	$350,000	$325,000	$—		—	$12,158	(9)	$687,158

____________

(1)     The Company’s executive compensation structure is designed to attract and retain qualified and motivated personnel and align their interests with those of the Company and its stockholders. The Named Executive Officers are awarded bonuses and/or stock awards based on certain accomplishments in respect of the relevant fiscal year. The Company does not target any specific proportion of total compensation in setting annual base salary, bonus compensation and stock awards. Bonuses and stock awards include amounts paid in a subsequent fiscal year for services performed during the fiscal year in question. Executive officers are eligible for bonuses, in the form of cash or equity, as determined by the Compensation Committee. Except as provided for in agreements that the Company may enter into with its executive officers, any bonus compensation to executive officers will be determined by our Compensation Committee based on factors it deems appropriate, including, without limitation, the achievement of specific performance targets and our financial and business performance. The Compensation Committee adopts goals and objectives for the fiscal year to be used as a guide when determining annual bonus payments to executive officers after the end of the fiscal year. Such goals may be Company-wide or targeted at specific segments, business units or corporate departments. The Compensation Committee reviews the performance of the Company relative to those goals and objectives, and the contribution of each executive officer to such performance at the end of the fiscal year and/or otherwise and considers them as some of the factors when determining the amounts of annual and/or other bonuses to be awarded to executive officers.

(2)      The amounts shown in these columns reflect the aggregate grant date fair value of stock option, restricted stock awards and deferred stock units computed in accordance with FASB ASC Topic 718. In valuing such awards, Genie made certain assumptions. For a discussion of those assumptions, please see Note 12 to Genie’s Consolidated Financial Statements included in Genie’s Annual Report on Form 10-K for the Year ended December 31, 2021.

(3)      Does not include the grant of 90,000 Deferred Stock Units (“DSUs”). The DSUs entitled Mr. Stein to receive (x) one share of Class B Common stock on the business day following the date our Class B Common Stock has a 30 trading day average closing price of $9.04 or greater, and (y) one share of Class B Common Stock on the business day following the date our Class B Common Stock has a 30 trading day average closing price of $10.84 or greater. The DSUs expired on February 10, 2022 without the condition being satisfied and no shares of Class B Common Stock were issued.

(4)      Consists of the Company’s contribution to Mr. Stein’s account established under the Genie 401(k) plan in the amount of $1,500 and $17,883 in connection with Mr. Stein’s 2.5% profit-sharing contractual rights in CityCom Essential Services, Inc.’s net cash flow during 2021.

(5)      Represents the grant date fair value of 157,344 restricted shares of the Company’s Class B Common Stock granted to Mr. Stein and approved by the Company’s Compensation Committee and Board of Directors on November 4, 2020. The restricted shares shall vest as follows: 52,448 shares shall vest on each of November 4, 2021, November 4, 2022 and November 4, 2023.

(6)      Consists of the Company’s contribution to Mr. Stein’s account established under the Genie 401(k) plan in the amount of $1,500 and dividends paid on restricted shares of the Company’s Class B Common Stock (“Restricted Stock”) in the amount of $26,224.

(7)      Consists of the grant date fair value of the grant to Mr. Goldin of 43,740 restricted shares of the Company’s Class B Common Stock approved by the Company’s Compensation Committee on August 4, 2021, which shall vest as follows: 14,580 shares shall vest on each of August 3, 2022, August 3, 2023 and August 3, 2024. Does not include the grant of 30,000 DSUs. The DSUs entitled Mr. Goldin to receive (x) one share of Class B Common Stock on the business day following the date our Class B Common stock has a 30 trading day average closing price of $9.04 or greater, and (y) one share of Class B Common stock on the business day following the date our Class B Common Stock has a 30 trading day average closing price of $10.84 or greater. The above DSUs expired on February 10, 2022 without the condition being satisfied and no shares of Class B Common stock were issued.

(8)      Consists of the Company’s contribution to Mr. Goldin’s account established under the Genie 401(k) plan in the amount of $1,500, $10,730 in connection with Mr. Goldin’s 1.5% profit-sharing contractual rights in CityCom Essential Services, Inc.’s net cash flow during 2021 and tuition reimbursement in the amount of $2,800.

(9)      Consists of the Company’s contribution to Mr. Goldin’s account established under the Genie 401(k) plan in the amount of $1,500, dividends paid on shares of Restricted Stock in the amount of $7,858 and tuition reimbursement in the amount of $2,800.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table provides information on the current holdings of stock options, unvested shares of Restricted Stock and unvested DSUs by our Named Executive Officers at December 31, 2021.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Avi Goldin	—	—	—	—	—	103,740	(2)	577,832
Michael Stein	—	—	—	—	—	284,896	(3)	1,586,871

____________

(1)      The market value of unvested shares of Restricted Stock is calculated by multiplying the number of unvested shares of stock held by the applicable named executive officer by the closing price of our Class B Common Stock on December 31, 2021 (the last trading day of 2021), which was $5.57.

(2)      Represents (i) 43,740 restricted shares of Class B Common Stock that shall vest as follows: 14,850 on each of August 3, 2022, August 3, 2023 and August 3, 2024, and (ii) 30,000 DSUs which entitled Mr. Goldin to receive (x) one share of Class B Common Stock on the business day following the date our Class B Common Stock has a 30 trading day average closing price of $9.04 or greater and (y) one share of Class B Common Stock on the business day following the date our Class B Common Stock has a 30 trading day average closing price of $10.84 or greater. The DSUs provided that any shares granted on satisfaction of the condition would be restricted, with restrictions lapsing ratably over a three year period, commencing on the first anniversary of the restricted stock grant date. Each DSU expired on February 10, 2022 since the 30 trading day average closing prices of $9.04 or $10.84 did not occur, in which case no shares of restricted stock were granted.

(3)      Represents (i) 104,896 restricted shares of Class B Common Stock that shall vest as follows: 52,448 shares on each of November 4, 2022 and November 4, 2023, and (ii) 90,000 DSUs which entitled Mr. Stein to receive (x) one share of Class B Common Stock on the business day following the date our Class B Common Stock has a 30 trading day average closing price of $9.04 or greater and (y) one share of Class B Common Stock on the business day following the date our Class B Common Stock has a 30 trading day average closing price of $10.84. or greater. The DSUs provided that any shares granted on satisfaction of the condition, would be restricted, with restrictions lapsing ratably over a three year period, commencing on the first anniversary of the restricted stock grant date. Each DSU expired on February 10, 2022 since the 30 trading day average closing prices of $9.04 or $10.84 did not occur, in which case no shares of restricted stock were granted.

EQUITY COMPENSATION PLAN INFORMATION

Employee Stock Incentive Program

The Company adopted the 2011 Stock Option and Incentive Plan the (“2011 Plan”), pursuant to which options to purchase shares of Class B Common Stock and restricted shares of Class B Common Stock were awarded. In March 2021, the Company adopted the 2021 Plan, and since stockholder approval of the 2021 Plan at the 2021 Annual Stockholders Meeting held on May 12, 2021, the Company no longer awards any further options to purchase shares of Class B Common Stock and restricted shares of Class B Common Stock to employees, officers, directors and consultants under the 2011 Plan.

Equity Compensation Plans and Individual Compensation Arrangements

The following chart provides aggregate information regarding grants under all equity compensation plans of the Company through December 31, 2021.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	382,994	$5.56	532,845
Equity compensation plans not approved by security holders	—	—	—
Total	382,994	$5.56	532,845

Does not include 580,000 restricted shares of Class B Common Stock issuable pursuant to outstanding DSUs that may be deducted from the 2021 Plan in event that the Class B Common Stock has a 30 trading day average closing price of $9.04 or greater or $10.84 or greater as discussed more fully above.

We adopted our 2021 Plan to provide equity compensation to our Board of Directors, our management and our employees and consultants. Except as described above, we have not committed to make any grants under such plan. In conjunction with the spin-off, approximately 2.4 million shares of our Class B Common Stock were distributed to holders of unvested restricted shares of Class B Common Stock of IDT, which were similarly restricted. In addition, we issued options to purchase 50,000 shares of our Class B Common Stock in respect of outstanding options to purchase shares of Class B Common Stock of IDT. Such restricted shares and options were issued under the 2011 Plan.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Fourth Amended and Restated By-Laws, the authorized number of directors on the Board of Directors is between three and seventeen, with the actual number to be set, within that range, by the Board of Directors from time to time. There are currently five directors on the Board of Directors. The current terms of all of the directors expire at the Annual Meeting. All of the five directors are standing for re-election at the Annual Meeting.

The nominees to the Board of Directors are Howard S. Jonas, Joyce Mason, W. Wesley Perry, Alan Rosenthal and Allan Sass, each of whom has consented to be named in this proxy statement and to serve if elected. Each of the nominees is currently serving as a director of the Company. The Board of Directors has appointed Mr. Courter to serve as an ex-officio, non-voting, member of the Board of Directors in accordance with the Company’s Fourth Amended and Restated Bylaws. Brief biographical information about the nominees for directors and the ex-officio member is furnished below.

Each of these director nominees is standing for election for a term of one year until the 2022 Annual Meeting, or until his or her successor is duly elected and qualified or until his earlier resignation or removal. A majority of the votes cast at the Annual Meeting of Stockholders shall elect each director. Stockholders may not vote for more than five persons, which is the number of nominees identified herein. Below contains biographical information and other information about the nominees. Following each nominee’s biographical information, we have provided information concerning particular experience, qualifications, attributes and/or skills that the Nominating Committee and the Board of Directors considered when determining that each nominee should serve as a director.

Howard S. Jonas has served as Chairman of the Board of Directors of the Company since January 2011, when it was spun off from IDT, and as Chief Executive Officer of the Company from January 2014 to November 2017. He has served as Co-Vice Chairman of the Board of the Company subsidiary, Genie Energy International Corporation, since September 2009. Mr. Jonas founded IDT in August 1990, and has served as Chairman of its Board of Directors since its inception. Mr. Jonas has served as Chief Executive Officer of IDT from October 2009 through December 2013. Mr. Jonas served as the Chairman of the Board of Zedge, Inc., a former subsidiary of IDT that was spun off to stockholders in June 2016, from June 2016 to November 2016, and has served as the Vice Chairman of the Board of Zedge since November 2016. Mr. Jonas also serves as the Chairman of the Board of IDW Media Holdings, Inc., a former subsidiary of IDT that was spun off to stockholders in September 2009 and served as Chief Executive Officer until April 2020. Mr. Jonas also serves as Chairman of the Board of Directors and Chief Executive Officer of Rafael Holdings, Inc., a former subsidiary of IDT that was spun off to stockholders in March 2018, and has served as its Chairman of the Board of Directors since the spin-off. Mr. Jonas has been a director of Rafael Pharmaceuticals, Inc. since April 2013 and was appointed Chairman of the Board in April 2016. Mr. Jonas is also the founder and has been President of Jonas Media Group (f/k/a Jonas Publishing) since its inception in 1979. Mr. Jonas received a B.A. in Economics from Harvard University.

Key Attributes, Experience and Skills:

As founder of the Company and Chairman of the Board since its inception, Mr. Jonas brings to the Board extensive and detailed knowledge of all aspects of our Company and each industry in which it is involved. In addition, having Mr. Jonas on the Board provides our Company with effective leadership.

Joyce J. Mason has served as a director since May 2021. Ms. Mason has also served as the Company’s Corporate Secretary since 2011, when it was spun off from IDT. Ms. Mason has served as an Executive Vice President of IDT Corporation since December 1998 and as General Counsel and Corporate Secretary of IDT from its inception. Ms. Mason also served as a director of the IDT from its inception until December 2006. In addition, Ms. Mason serves as the Corporate Secretary of Zedge, Inc., a former subsidiary of the Company that was spun off to stockholders in June 2016 and was a director from September 2008 until May 2016. Ms. Mason also served as a director of IDT Telecom from December 1999 until May 2001 and as a director of Net2Phone from October 2001 until October 2004. Ms. Mason has served as the Corporate Secretary of Rafael Holdings, Inc., a former subsidiary of the Company that was spun off to stockholders in March 2018, from its inception in July 2017. Ms. Mason also serves as the Assistant Corporate Secretary of IDW Media Holdings, Inc., a former subsidiary of the Company that was spun off to stockholders in September 2009, since November 2019. Prior to joining the Company, Ms. Mason had been in private legal practice. Ms. Mason received a B.A. from the City University of New York and a J.D. from New York Law School.

Key Attributes, Experience and Skills:

Ms. Mason brings a different perspective to the Board than the other current members. While not a member of the core management team of the Company, Ms. Mason brings to the Board her extensive knowledge of the Company. Further, as an experienced attorney who has served in key positions related to the governance of public companies, Ms. Mason adds comprehensive knowledge and perspectives on governance, oversight and other matters.

W. Wesley Perry has served as a director of Genie since October 2011. He has also served as Chairman of the Board of Directors of Genie Energy International Corporation since September 2009. Mr. Perry served as a director of IDT Corporation from September 2010 to October 2011. Mr. Perry has owned and operated S.E.S. Investments, Ltd., an oil and gas investment company, since 1993. He has served as CEO of E.G.L. Resources, Inc. since July 2008 and served as its President from 2003 to July 2008. Mr. Perry was a director of United Trust Group (OTC:UTGN) from June 2001 to December 2014 and has served on its Audit Committee. He served as a director of Western National Bank from 2005 to 2009. Mr. Perry is a director and board member of First Southern National Bank and Viper Energy Partners, LP. Mr. Perry served as an at-large councilperson on the Midland City Council from 2002 to 2008 and Mayor of Midland, Texas from 2008 through 2014. He is currently the President of the Milagros Foundation and a board member of the Abel-Hangar Foundation. He has a Bachelor of Science degree in Engineering from University of Oklahoma.

Key Attributes, Experience and Skills:

Mr. Perry’s history in the oil and gas industry demonstrates his significant experience in and knowledge of our unconventional oil and gas business. Mr. Perry’s strong financial background, including his service as chairman of the audit committee of United Trust Group, also provides financial expertise to the Board, including an understanding of financial statements, corporate finance and accounting.

Alan B. Rosenthal has served as a director of Genie since October 2011. Dr. Rosenthal is the founding and managing partner of ABR Capital Financial Group LLC, an investment fund, founding partner and owner of NorthStar Travel, founding partner of Alaska Business Monthly and founding partner and owner of Master Dental Alliance. Dr. Rosenthal is an assistant clinical professor of Micro-Neurosurgical Treatment of Oral Pathology at New York University. Dr. Rosenthal is a board member of Yeshiva University and served on the board of directors of IDT Corporation from 1994 through 1996. He has a Bachelor of Science degree from Rutgers University and a DMD degree from University of Pennsylvania.

Key Attributes, Experience and Skills:

Dr. Rosenthal’s strong financial background as founding partner and owner of various businesses provides financial expertise to the Board, including an understanding of financial statements, corporate finance and accounting.

Allan Sass, PhD has served as a director of Genie since October 2011. Mr. Sass is the former President and Chief Executive Officer of Occidental Oil Shale Corporation, a subsidiary of Occidental Petroleum. He is a member of the Editorial Board of the technical journal, In-Situ. Mr. Sass has a Bachelor of Science in Chemical Engineering from Cooper Union and a Master of Science and PhD in Chemical Engineering from Yale University.

Key Attributes, Experience and Skills:

Mr. Sass’ history in the oil shale industry demonstrates his significant experience in and knowledge of our unconventional oil and gas business. His extensive scientific background and significant experience in the oil shale industry provides assistance in the oversight of the Company’s oil shale business, in particular the Company’s research and development efforts.

The Board of Directors has no reason to believe that any of the persons named above will be unable or unwilling to serve as a director, if elected.

Ex-Officio Director

James A. Courter has served as an ex-officio director of the Company since May 2021 and served as Vice Chairman of the Board and director of Genie from August 2011 to May 2021. Mr. Courter has also served as Co-Vice Chairman of the Board of Directors of Genie Energy International Corporation since September 2009. Mr. Courter previously served as President of IDT from October 1996 until July 2001, and as IDT’s Chief Executive Officer from August 2001 to October 2009. Mr. Courter served as a director of IDT from March 1996 to October 2011 and served as Vice Chairman of the Board of Directors of IDT from March 1999 to October 2011. Mr. Courter was a senior partner in the New Jersey law firm of Courter, Kobert & Cohen for forty years. He was also a partner in the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson & Hand from January 1994 to September 1996. Mr. Courter was a member of the U.S. House of Representatives for twelve years, retiring in January 1991. From 1991 to 1994, Mr. Courter was Chairman of the President’s Defense Base Closure and Realignment Commission. He received a B.A. from Colgate University and a J.D. from Duke University Law School.

Relationships among Directors or Executive Officers

Howard S. Jonas and Joyce Mason are brother and sister and Michael Stein is Howard S. Jonas’ son-in-law and is married to Ms. Mason’s niece. There are no other familial relationships among any of the directors, director nominees or executive officers of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES NAMED ABOVE.

Directors, Director Nominees, Executive Officers and Key Personnel

The executive officers, directors, director nominees and certain key personnel of the Company are as follows:

Name	Age	Position
Howard S. Jonas	65	Chairman of the Board of Directors, Director and Director Nominee
Michael Stein	38	Chief Executive Officer and Named Executive Officer
Avi Goldin	44	Chief Financial Officer and Named Executive Officer
Joyce Mason	62	Director and Director Nominee
W. Wesley Perry	65	Director and Director Nominee
Alan B. Rosenthal	68	Director and Director Nominee
Alan Sass	82	Director and Director Nominee
James A. Courter	80	Ex-Officio Director

Set forth below is biographical information with respect to the Company’s current executive officers:

Michael Stein has served as Chief Executive Officer of Genie since November 2017 and had served as Chief Operating Officer from March 2017 to November 2017 and as Executive Vice President of Genie from May 2014 to March 2017. Mr. Stein has served as Chief Executive Officer of Genie Retail Energy, Inc. since May 2015. In addition, Mr. Stein serves as Chief Executive Officer of Diversegy LLC, Genie Solar Energy, LLC and Executive Chairman of Genie Retail International and Retail Energy Holdings, the operating entity of Town Square Energy. Mr. Stein served as Senior Vice President of Operations from January 2014 to May 2014. From July 2012 to January 2014, Mr. Stein was Senior Vice President of Business Development of IDT Telecom. From June 2007 to January 2009, Mr. Stein was an analyst at Belstar Investment Management. Mr. Stein received his B.A. in Psychology from Yeshiva University.

Avi Goldin has served as Chief Financial Officer of Genie since August 2011 and Chief Financial Officer of GRE since May 2015. Mr. Goldin also served as Vice President of Corporate Development of IDT Corporation from May 2009 through October 2011. Mr. Goldin originally joined IDT in January 2004 and held several positions within IDT and its affiliates before leaving in January 2008 to join CayComm Media Holdings, a telecommunications acquisition fund, where he served as Vice President, Finance. Mr. Goldin rejoined IDT in

May 2009 as Vice President of Corporate Development. Prior to joining IDT, Mr. Goldin served as Investment Analyst at Dreman Value Management, a $7 billion asset management firm and as an Associate in the Satellite Communications group at Morgan Stanley & Co. Mr. Goldin holds an MBA from the Stern School of Business of New York University, a B.A. in Finance from the Syms School of Business of Yeshiva University and is a Chartered Financial Analyst (CFA).

Independent Registered Public Accountants

BDO USA, LLP (“BDO”) has served the Company as its independent registered public accounting firm since August 2019. The Audit Committee of the Board of Directors has not yet appointed the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and is still considering alternatives for that engagement. BDO has been retained to review the Company’s financial statements for the first quarter of 2022.

In 2021, the Company retained Zwick CPA, LLC (Formerly known as Zwick & Banyai, PLLC) to audit the Company’s subsidiary Genie Retail Energy International, LLC for the years ended December 31, 2021 and 2020.

We expect that representatives for BDO will be present at the Annual Meeting via video or telephonic conference, will be available to respond to appropriate questions and will have the opportunity to make such statements as they may desire.

Audit and Non-Audit Fees

The following table presents fees billed for professional services rendered by BDO for Fiscal Years ended December 31, 2021 and December 31, 2020.

Year Ended December 31	2021		2020
Audit Fees	$563,902	(1)	$527,805	(2)
Audit Related Fees	—		—
Tax Fees	—		—
All Other Fees	—		—
Total	$563,902		$527,805

____________

(1)      “Audit Fees” include fees and expenses billed and estimated but not yet billed for the audit of our consolidated financial statements.

(2)      “Audit Fees” include fees and expenses billed and estimated but not yet billed for the audit of our consolidated financial statements, and fees for services provided in connection with review of registration statements and consents.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the Company’s independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm, and all such services were approved by the Audit Committee in 2021 and 2020.

The Audit Committee assesses requests for services by the independent registered public accounting firm using several factors. The Audit Committee will consider whether such services are consistent with the PCAOB’s and SEC’s rules on auditor independence. In addition, the Audit Committee will determine whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service based upon the members’ familiarity with the Company’s business, people, culture, accounting systems, risk profile and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process and internal controls, and the external audit functions. The Audit Committee’s role is more fully described in its charter, which can be found on the Company’s website at www.genie.com/governance.php. The Audit Committee reviews its charter no less frequently than annually. On an annual basis (and if changes are made to the relevant rules or definitions, when those changes are implemented), the Board of Directors (with input from the Corporate Governance Committee and advisors) reviews the NYSE listing standards’ definition of independence for Audit Committee members, questionnaires completed by the Audit Committee members and all information available to the Board of Directors regarding relationships that could reasonably be expected to impact the independence of the members in accordance with those standards. At a meeting held on March 7, 2022, the Board of Directors determined that each member of the Audit Committee met those standards. In addition, the Corporate Governance Committee annually reviews the relevant definitions of financial literacy and audit committee financial expert and the information provided in the completed questionnaires to make determinations and recommendations to the Board of Directors regarding the qualifications of the Audit Committee members under those definitions. The Board of Directors, with input from the Corporate Governance Committee, has determined that each of W. Wesley Perry, Alan Rosenthal and Allan Sass is financially literate in accordance with the NYSE listing standards, and W. Wesley Perry qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

The Company’s management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to reasonably ensure compliance with accounting standards, applicable laws, and regulations. The Company has an Internal Audit Department that reports to the Audit Committee and to the Company’s executive management. That department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of the Company’s system of internal controls related to, among other matters, the reliability and integrity of the Company’s financial information and the safeguarding of the Company’s assets. The Company has also retained EisnerAmper for certain services related to the internal audit function, particularly with regard to the audit of electronic systems.

The Company’s independent registered public accounting firm for fiscal year 2021, BDO USA, LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating and, when appropriate, replacing the Company’s independent registered public accounting firm, and evaluates its independence. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by the Company’s management.

Audit Committee members are not professional accountants or auditors, and the function of the Audit Committee is not intended to duplicate or to certify the activities of the Company’s management or independent registered public accounting firm. The Audit Committee cannot certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel, and direction to the Company’s management and to the auditors on the basis of the information it receives, discussions with the Company’s management and auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters.

The Audit Committee’s agenda for the course of a fiscal year includes reviewing the Company’s annual and quarterly financial statements, internal controls over financial reporting, and audit and other matters. The Audit Committee met each quarter with the Company’s independent registered accounting firm and the Company’s management to review the Company’s interim financial results for the first three fiscal quarters before the publication of the Company’s relevant quarterly earnings releases and quarterly reports on Form 10-Q. The Company’s management’s and the independent registered public accounting firm’s presentations to, and discussions with, the Audit Committee cover various topics and events that may have significant financial impact or are the subject of discussions between the Company’s management and the independent audit firm. The Audit Committee discusses with management policies with respect to risk assessment and risk management. The Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including confidential, anonymous submission by the Company’s employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

Among other matters, the Audit Committee monitors the activities and performance of the Company’s internal audit team and independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters, and the extent to which the independent registered public accounting firm can be retained to perform non-audit services. The Company’s independent registered public accounting firm has provided the Audit Committee with the written disclosures and the letter required by the PCAOB regarding those firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with that firm and the Company’s management that firm’s independence. In accordance with the Audit Committee charter and the requirements of law, the Audit Committee pre-approves all services to be provided by BDO, USA, LLP. Pre-approval is required for audit services, audit-related services, tax services, and other services.

The Audit Committee has reviewed and discussed with the Company’s management the audited financial statements of the Company as of, and for the year ended, December 31, 2021, as well as the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2021. The Audit Committee has also reviewed and discussed with BDO USA, LLP the matters required to be discussed with the independent registered public accounting firm by applicable PCAOB rules regarding “Communication with Audit Committees.”

In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements as of, and for the year ended, December 31, 2021 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
W. Wesley Perry — Chairman
Alan Rosenthal
Allan Sass

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Act, as amended, or the Exchange Act, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing report, as well as any charters or policies referenced within this Proxy Statement, shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the SEC under the Act or under the Exchange Act.

OTHER INFORMATION

Submission of Proposals for the 2023 Meeting of Stockholders

Stockholders who wish to present proposals for inclusion in the Company’s proxy materials in connection with the 2023 annual meeting of stockholders must submit such proposals in writing to the Corporate Secretary of the Company at 520 Broad Street, Newark, New Jersey 07102, which proposals must be received at such address no later than December 9, 2022. In addition, any stockholder proposal submitted with respect to the Company’s 2022 annual meeting of stockholders, which proposal is submitted outside the requirements of Rule 14a-8 under the Exchange Act and, therefore, will not be included in the relevant proxy materials, will be considered untimely for purposes of Rule 14a-4 and 14a-5 if written notice thereof is received by the Company’s Corporate Secretary after February 22, 2023.

Availability of Annual Report on Form 10-K

Additional copies of the Company’s 2021 Annual Report on Form 10-K may be obtained by contacting Bill Ulrey, Vice President — Investor Relations and External Affairs, by phone at (973) 438-3838, by mail addressed to Bill Ulrey, Vice President — Investor Relations and External Affairs, at 520 Broad Street, Newark, NJ 07102, or may be requested through the Investor Relations section of our website: https://genie.com/investors/investor-relations/ under the Request Info tab.

Other Matters

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies granted will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.

April 4, 2022	BY ORDER OF THE BOARD OF DIRECTORS

Joyce Mason
Corporate Secretary

ANNUAL MEETING OF STOCKHOLDERS OF GENIE ENERGY LTD. May 11, 2022 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Important Notice Regarding the Availability of Proxy Materials for the Genie Energy Ltd. Stockholders Meeting to be Held on May 11, 2022: The Notice of Annual Meeting and Proxy Statement and the 2021 Annual Report are available at: www.genie.com/investor-relations/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00003333300000001000 8 051122 THE BOARD OF DIRECTORS RECOMMENDS VOTES “FOR” THE LISTED NOMINEES. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting and Proxy Statement and the 2021 Annual Report. Electronic Distribution If you would like to receive future GENIE ENERGY LTD. proxy statements and annual reports electronically, please visit www.astfinancial.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address. Election of Directors: Howard S. Jonas Joyce J. Mason W. Wesley Perry Alan Rosenthal Allan Sass To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GENIE ENERGY LTD. 520 Broad Street, Newark, New Jersey 07102 (973) 438-3500 PROXY FOR ANNUAL MEETING OF STOCKHOLDERS To Be Held May 11, 2022 The undersigned appoints Michael Stein and Joyce J. Mason, or either one of them, as the proxy of the undersigned with full power of substitution to attend and vote at the Annual Meeting of Stockholders (the “Annual Meeting”) of Genie Energy Ltd. to be held at Genie Energy Ltd.’s offices at 520 Broad Street, 4th Floor, Newark, New Jersey 07102 on May 11, 2022 at 11:00 a.m., Eastern Time, and any adjournment or postponement of the Annual Meeting, according to the number of votes the undersigned would be entitled to cast if personally present, for or against any proposal, including the election of members of the Board of Directors, and any and all other business that may come before the Annual Meeting, except as otherwise indicated on the reverse side of this card. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS. (Continued and to be signed on the reverse side) 1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF GENIE ENERGY LTD. May 11, 2022 PROXY VOTING INSTRUCTIONS INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER Important Notice Regarding the Availability of Proxy Materials for the Genie Energy Ltd. Stockholders Meeting to be Held on May 11, 2022: The Notice of Annual Meeting and Proxy Statement and the 2021 Annual Report are available at: www.genie.com/investor-relations/ Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. 00003333300000001000 8 051122 THE BOARD OF DIRECTORS RECOMMENDS VOTES “FOR” THE LISTED NOMINEES. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting and Proxy Statement and the 2021 Annual Report. Electronic Distribution If you would like to receive future GENIE ENERGY LTD. proxy statements and annual reports electronically, please visit www.astfinancial.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address. Election of Directors: Howard S. Jonas Joyce J. Mason W. Wesley Perry Alan Rosenthal Allan Sass MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.